Exhibit 99.1

MRC Global Inc. Closes the Sale of $363 Million of

Series A Convertible Perpetual Preferred Stock

HOUSTON, June 10, 2015 — MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry, today has closed the previously announced offering of Series A Convertible Perpetual Preferred Stock to an affiliate of Cornell Capital LLC for $363 million. The Company expects to use the net proceeds to pay down its term loan and asset based lending facility.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

About Cornell Capital LLC

Cornell Capital LLC is a private investment firm that focuses on creating lasting value for its investors and portfolio companies by partnering with exceptional management teams. Founder Henry Cornell has been an active investor for over 30 years. Prior to founding Cornell Capital LLC, Mr. Cornell was the Vice-Chairman and Chief Operating Officer of Goldman Sachs’ Merchant Banking Division.

Contact:

Monica Broughton

Investor Relations

MRC Global Inc.

Monica.Broughton@mrcglobal.com

832-308-2847